FOR IMMEDIATE RELEASE                                    CONTACT:  JAMES C. SHAY
BHA-0407                                                   SENIOR VICE PRESIDENT
AUGUST 27, 2004                                          CHIEF FINANCIAL OFFICER
12:00 P.M. ET                                      (816) 356-8400, Extension 336

                       BHA GROUP HOLDINGS, INC. ANNOUNCES
                             STOCKHOLDER APPROVAL OF
                            THE PROPOSED ACQUISITION
                           BY GENERAL ELECTRIC COMPANY

BHA Group Holdings, Inc. (BHAG) announced today that at a special meeting of its stockholders held today, August 27, 2004, its stockholders voted to approve the proposed merger of Casey Acquisition Company, a wholly-owned subsidiary of
General Electric Company, with and into BHA Group Holdings, Inc. If the merger is consummated, BHA Group Holdings, Inc. will become a wholly-owned subsidiary of General Electric Company. It is anticipated that, subject to satisfaction of customary closing conditions, the merger will close on Tuesday, August 31, 2004.

About BHA Group Holdings, Inc.

BHA Group Holdings, Inc. is a world leader in innovative filtration technology.
Its two principal operating subsidiaries are BHA Group, Inc., the world's largest supplier of replacement parts and services for industrial air pollution control systems, and BHA Technologies, Inc., which manufactures and markets expanded polytetrafluoroethylene (ePTFE) membrane products for use in a variety of industrial and consumer products.

About GE Energy

GE Energy (www.gepower.com) is one of the world's leading suppliers of power generation and energy delivery technology, with 2003 revenues of nearly $18.5 billion. Based in Atlanta, Georgia, GE Energy provides equipment, service and management solutions across the power generation, oil and gas, transmission and distribution, distributed power and energy rental industries.

Caution Concerning Forward-Looking Statements: This press release contains certain "forward-looking statements" within the meaning of the U.S. Private
Securities Litigation Reform Act of 1995. These statements are based on management's current expectations with respect to future events, including the anticipated timing of the closing of the proposed merger of Casey Acquisition
Company with and into BHA Group Holdings, Inc., and are subject to certain risks and uncertainties. These risks and uncertainties could result in a delay or termination of the closing of the proposed merger. You should carefully consider those risks and uncertainties in reading this release. You should also consult the definitive proxy statement filed with the U.S. Securities & Exchange
Commission by BHA Group Holdings, Inc. Investors and security holders are urged to read the proxy statement and any other relevant documents filed with the SEC regarding the proposed merger because they contain important information.
Investors and security holders may obtain a free copy of the proxy statement and other documents filed

or furnished by BHA Group Holdings, Inc. with the SEC, at the SEC's website at
www.sec.gov. The definitive proxy statement and other documents filed or furnished by BHA Group Holdings, Inc. may also be obtained for free by directing a request to BHA Group Holdings, Inc.'s Corporate Secretary at 1-800-821-2222.

Neither General Electric Company nor BHA Group Holdings, Inc. is under any obligation to (and expressly disclaims any such obligation to) update or alter its forward-looking statements whether as a result of new information, future events or otherwise.

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